Exhibit 99.2

FINAL

First Quarter Fiscal 2009

Conference Call Remarks

February 9, 2009

7:30 a.m. CT

SEAN

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And, during this call, we will discuss “underlying” operating income, net income, earnings per share and Adjusted EBITDA amounts. These are non-GAAP financial measures that provide a better understanding of our underlying performance. Please refer to this morning’s press release and the Investor Relations section of our web site to obtain a reconciliation of U.S. GAAP to these measures.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that as a courtesy to others you please limit yourself to one question.

Now I’ll turn it over to Russ.

RUSS

Thanks Sean and good morning everyone. Thank you for joining us.

This morning I’ll cover the highlights of our first quarter, including comments on the business environment, before turning the call over to John for a more detailed review of our financial results.

Let me begin by saying how pleased I am with our team’s strong performance this quarter. The knowledge, skills and commitment of our associates allowed us to overcome many of the obstacles present in the current business environment.

Let me highlight the following key points for the quarter:

First, our professional approach and focus on our clients resulted in strong 9% organic constant currency growth in our Consulting business, led by our Retirement and Financial Management and Health Management practices.

Second, we grew our participants served in our Benefits Outsourcing business by over 6%. We’re pleased that this metric advanced nicely in light of the weak employment environment.

Third, we significantly improved the operating loss in our HR Business Process Outsourcing business through a combination of underlying revenue growth, process redesign, and solid cost management efforts.

Fourth, we expanded our underlying operating margins by 160 basis points to 14.6%. I’m particularly pleased with this achievement as it came against our toughest comparative quarter of the year.

We continue to execute against a clear plan, despite enormous economic headwinds. However, we are not seeing anything better in this economic environment than those around us. In the first quarter we experienced softness in several areas. In our Consulting business we saw slowdowns in our more discretionary services like Talent and Organizational Consulting and Communications. In our Benefits Outsourcing business, we saw a decline in project revenue, again a discretionary item.

Clearly our challenge is to continue to actively manage the business to address the mounting pressures associated with this recession. Specifically, higher unemployment rates, tighter credit, and more bankruptcies, have led to declines in discretionary project spending in Benefits Outsourcing and Consulting, and can eventually lead to more pressure on our ongoing revenue. We have done well so far, and I am grateful for the hard work and persistence of our team. This why we are maintaining our previous operating income outlook, though as John will explain, there are reasons related to share count and tax rate that lead us to raise our EPS guidance.

Now I’ll turn the call over to John.

JOHN

Thanks Russ, and good morning everyone.

Let me start by highlighting our consolidated results for the first quarter.

First quarter reported net revenues declined 3% over the prior-year quarter. However, net revenues grew 3% after adjusting for currency, acquisitions and divestitures, third-party revenues, and the favorable impact of an HR BPO contract settlement in the prior-year quarter.

Reported operating income grew 3% in the first quarter to $112 million. Underlying operating income increased by 12% when adjusting for a $5 million benefit due to the HR BPO contract restructuring and a $3 million favorable contribution from our divested Cyborg operations – both in the prior-year quarter. Underlying operating margin increased by 160 basis points to 14.6% – as Russ noted, a very good quarter versus a tough comparison. Margin expansion was driven by the reduction in our HR BPO loss as well as FX.

Our reported effective tax rate for the current quarter was 39.6%, compared with 43.6% in last-year’s quarter. Last year’s rate reflects one-time impacts related to the adoption of FIN 48. Our mix of income among various jurisdictions this quarter also contributed to the lower rate.

Reported net income for the first quarter increased to $65 million, or 68 cents per diluted share, compared with $64 million, or 59 cents per diluted share last year. Reported and underlying EPS grew 15% year-over-year because in the prior-year period the benefit of normalizing the tax rate offset the impact of the one-time operating adjustments.

For the quarter, cash flow from operations was $64 million, compared with $14 million in the prior-year quarter. Free cash flow was $29 million, compared with negative $10 million in last year’s quarter. This increase in free cash flow was partly timing related and was driven primarily by lower receivables and lower tax-related payments which more than offset the impact of lower client implementation fees, higher capital expenditures, and higher bonus payouts.

Capital expenditures were $35 million in the first quarter, compared with $23 million in the prior year. This higher capex reflects an increased level of spending related to our real estate rationalization initiative and investment in information technology.

For 2009 we continue to anticipate capital investment slightly above 2008 levels.

Adjusted EBITDA for the quarter remained relatively flat to last year at $152 million. This reflects lower implementation fees in our outsourcing businesses and favorable operating results.

Regarding our $300 million share repurchase program, during the first quarter we bought back 407,000 shares for a total of $11 million. Through February 6th we’ve repurchased an additional 187,000 shares for $5 million, giving us a total of $16 million against the overall program.

I’ll remind everyone that our open market repurchase window did not begin until the mid-point of the quarter after the release of our fourth quarter results. As we have stated before, we intend to be cautious in our repurchase execution due to market volatility and our belief that attractive acquisition opportunities are becoming available at reasonable valuations.

Now let me give you a few highlights of the performance of each of the businesses.

In Benefits Outsourcing, reported first quarter segment revenues declined 3%. Revenues declined 2% when adjusting for acquisitions, currency and last year’s one-time item. The decline was driven by current period adjustments related to client service issues in prior years and reduced project work that more than offset increased participant counts. End user participant counts increased year-over-year by 6% to 20.1 million.

First quarter reported Benefits Outsourcing margin was 26.2%, compared to 29.8% last year. Adjusting for last year’s one-time item, the prior-year period margin was 29.6%. The underlying margin decline versus last year was principally the result of lower revenues and higher compensation expenses related to investments in several large and complex clients. Infrastructure cost management actions related to our Lean program provided some offsetting savings.

The current quarter margin reflects a lesser impact from project revenue and a greater level of investment in the business compared to last year. We remain comfortable with our medium-term margin target of the low- to mid-twenties for this business.

Regarding the sales environment for Benefits Outsourcing, we continue to see good activity both in the large company and middle markets. We have a solid pipeline and remain focused on trying to close business in this demanding environment.

In HR BPO, reported revenue declined 12%. However, segment revenues grew 6% when adjusting for one-time items, currency, and excluding third-party revenue. Growth came from existing clients – mostly project work – and new clients that went live over the past 12 months. This growth more than offset planned service reductions to certain current and former clients.

The HR BPO reported operating loss improved to $5 million in the first quarter, compared to a loss of $27 million in the first quarter of last year. Adjusting for last year’s one-time items, the prior quarter’s loss was $34 million. The underlying improvement versus last year was due to revenue growth, staffing leverage, and lower client settlement fees. Infrastructure cost savings related to our Lean productivity program also contributed to the improvement.

This was a very good quarter for us in HR BPO, one that exceeded our targets. However, as we’ve said before, future progress is likely to be choppy due to the relatively small number of contracts in the portfolio and client-specific opportunities and costs in any given quarter. I will provide additional color on the HR BPO outlook in a few minutes.

We continue to see interest for our services, but actual results are not yet apparent, overall market demand remains very measured, as the client decision-making process has slowed.

Consulting segment revenues increased 2% on a reported basis and grew 9% when adjusting for currency and acquisitions. From a practice perspective, Retirement and Financial Management grew in the low teens and Health Management grew in the low double digits. The Talent and Organizational Consulting and Communications practices both declined in the mid-single digits.

We were proactive in this challenging environment. The economic volatility led to more work in assessing pension liabilities and realigning investment strategies, and we also sought to help clients reduce their costs and deal with various acquisitions and divestitures. Demand was particularly strong in Retirement and Financial Management in Europe and the U.S., along with Health

Management services in the U.S. Discretionary spending slowdowns impacted our overall TOC practice, particularly in Europe and the U.S.; however the Asia Pacific region continued to grow at a very solid rate.

Consulting’s first quarter segment margin was 14.5%, compared with 14.3% last year, both on a reported and underlying basis. This increase was mostly due to revenue growth and compensation leverage that were partially offset by higher SG&A expenses.

Unallocated shared services costs were 2.9% of net revenues in the first quarter, versus 2.6% of net revenues in the prior-year quarter, both on a reported and underlying basis. The increase as a percent of net revenues was primarily related to the timing of accrual adjustments to both incentive compensation in the prior-year quarter and share-based compensation expenses in the current quarter.

Now I’d like to briefly comment on two additional items.

First, we paid off our $110 million Exult convertible senior notes during the first quarter. We ended with a very solid cash position of $431 million, and we continue to feel good about the strength of our balance sheet.

Second, earlier this month we closed on the sale of the net assets relating to our Latin America HR BPO business, which we acquired with Exult. This relatively small divestiture is consistent with our strategy to streamline and eventually grow a targeted, scalable set of HR services. As a result of the sale, we expect to record a one-time pre-tax gain of approximately $10 million in the second quarter, primarily related to the recognition of currency translation adjustments.

Now turning to our outlook for the balance of the year…

It is important to note that our operating outlook is unchanged for the year. However, we are making some adjustments to our guidance, namely lowering revenue estimates primarily to reflect foreign exchange volatility, and raising estimates of diluted earnings per share by ten cents to reflect lower share count expectations and some tax rate benefits.

With that, here is a recap of our fiscal 2009 outlook. This reflects our performance expectations on an underlying basis after excluding the previously disclosed unusual items:

•

We now anticipate a low-single digit decline in consolidated net revenue. This is comprised of a low-single digit decline in Consulting, an approximately flat performance in Benefits Outsourcing, and a low-double digit decline in HR BPO. This compares to our prior view of low-single digit consolidated net revenue growth.

•

We continue to anticipate operating income in the range of $420 to $435 million. HR BPO and Consulting are expected to be the most significant contributors to the improvement, with solid margin improvement anticipated for both. We anticipate roughly flat margins in Benefits Outsourcing as we continue to invest in the business.

•

Regarding HR BPO, we now expect a segment loss in the range of $45 to $55 million in fiscal 2009. This reflects the great progress we made in the first quarter but contemplates lower levels of ongoing project and client transition revenue along with selective investment in the business over the balance of the year. This compares to our previous view of a segment loss in the range of $50 to $60 million.

•

We now anticipate diluted EPS of $2.45 to $2.55, an increase over our prior view of $2.35 to $2.45. This incorporates lower share count expectations and a revised effective tax rate of approximately 39%.

Our guidance excludes the one-time expected gain of $10 million related to the sale of our HR BPO business in Latin America.

We continue to anticipate fiscal 2009 free cash flow about in-line with net income.

Lastly, we’re now expecting modest growth in our Adjusted EBITDA metric, lagging diluted EPS growth, again on an underlying basis. This reflects stronger operating performance partially offset by lower net deferrals.

Now I’d like to turn the call back to Russ.

RUSS

Thanks, John.

Before I wrap up, I want to briefly update you on two client developments: the U.S. Office of Personnel Management, or OPM, and a large HR BPO client.

First, OPM and Hewitt have settled their dispute and OPM has rescinded its October 16, 2008 termination of the contract for default. The contract has been terminated by mutual agreement between OPM and Hewitt.

Second, one of our long-standing HR BPO clients recently signed a new agreement with us. This is the same client that announced plans to end our relationship in 2008. We are delighted we were able to turnaround this situation and renew our partnership. This new agreement represents a big win for our HR BPO business.

In closing, once again I want to congratulate our leaders and associates for maintaining their client and operational focus and delivering a great quarter. Our results speak to the quality and commitment of Team Hewitt.

Despite our strong quarter, we remain very aware of the challenges we face for the balance of the year. In today’s uncertain environment what we can’t predict in the short term may create some bumps in the road; however our business metrics are holding up well, sales opportunities are apparent, and we remain focused on the hard work required to achieve our long term objectives. We are actively managing our business to guide it through these tough times and continue to build for the future, and look forward to updating you on the next call.

I thank you for joining us today. Operator – we’re ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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